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21.1 Subsidiaries of the Registrant



                                 STATE OF                NAMES UNDER WHICH
     SUBSIDIARIES              INCORPORATION         SUBSIDIARIES DO BUSINESS

Accutrade, Inc.                  Nebraska                    Accutrade

K. Aufhauser & Company, Inc.     New York                    Aufhauser

Ceres Securities, Inc.           Nebraska                    Ceres

All American Brokers, Inc.      California                   eBroker
                                                            AmeriVest

AmeriTrade Clearing, Inc.        Nebraska                   AmeriTrade